Exhibit 10.1

CHANGE IN TERMS AGREEMENT

Borrower:	Applied Optoelectronics, Inc.	Lender:	East West Bank
	13115 Jess Pirtle Blvd.		Loan Servicing Department
	Sugar Land, TX 77478		9300 Flair Drive, 6th Floor
El Monte, CA 91731

Principal Amount: $22,000,000.00	Date of Agreement: June 14, 2016

DESCRIPTION OF EXISTING INDEBTEDNESS. The Promissory Note dated January 26, 2015 for Loan Number [****] in the original Principal Amount of $22,000,000.00, along with any and all subsequent Change In Terms Agreements.

DESCRIPTION OF CHANGE IN TERMS.

The draw down period is hereby extended from April 26, 2016 to July 31, 2016.

The section entitled "Conversion to Term Loan" is hereby amended and restated as follows:

CONVERSION TO TERM LOAN. On the Draw Down Maturity Date, the section entitled "Line of Credit" is hereby deleted and the outstanding principal balance as of the Draw Down Maturity Date shall be converted to a (66) month term loan, with principal and interest payments due monthly amortized over three hundred (300) months. The first principal and interest payment is due on August 26, 2016 and will continue on the same day of each month thereafter. The final principal and interest payment is due on January 26, 2022 (the "Term Loan Maturity Date") and will include all unpaid principal and all accrued and unpaid interest.

Effective June 6, 2016, the section entitled "VARIABLE INTEREST RATE" is hereby amended and restated as follows:

VARIABLE INTEREST RATE. The interest rate on this loan is subject to change from time to time based on changes in an independent index which is the (one) 1 month London interbank offered rate ("LIBOR Rate"), determined and adjusted by Lender in accordance with the custom and practice for transactions in Eurodollars conducted in London, England and the provisions of this section. Such interest rate shall be equivalent to Lender's LIBOR Rate which is that rate determined by Lender's Treasury Desk to be the rate for deposits in U.S. Dollars for a period of 1-month which appears on the Bloomberg Screen B TMM Page under the heading "LIBOR Fix" as of 11:00 am (London Time) on the second Business Day prior to the Determination Date (adjusted for any and all assessments, surcharges and reserve requirements). If such interest rate shall cease to be available from the described Bloomberg report, the London interbank offered rate shall be determined from such financial reporting service as Lender shall reasonably determine and use with respect to its other loan facilities on which interest is determined based on the London interbank offered rate. The LIBOR Rate shall be adjusted to occur on the Determination Date (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each 1 month. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 0.439% per annum. Interest prior to maturity on the unpaid principal balance of this loan will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 2.000 percentage points over the Index, resulting in an initial rate of 2.439%. NOTICE: Under no circumstances will the interest rate on this loan be more than the maximum rate allowed by applicable law. For purposes of this Agreement, the "maximum rate allowed by applicable law" means the greater of (A) the maximum rate of interest permitted under federal or other law applicable to the indebtedness evidenced by this Agreement, or (B) the "Weekly Ceiling" as referred to in Sections 303.002 and 303.003 of the Texas Finance Code.

INTEREST CALCULATION METHOD. Interest on this loan is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per diem basis of a year of 365 or 366 days, as the case may be. All interest payable under this loan is computed using this method.

DETERMINATION DATE. For purposes hereof, "Determination Date" shall mean June 26, 2016 and each month thereafter.

BUSINESS DAY. Any day other than a Saturday or a Sunday or any day on which commercial banks in Los Angeles, California, are authorized or required to close.

The section entitled "Late Charge" is hereby amended and restated as follows:

LATE CHARGE. If a payment is 11 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

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CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

BORROWER:

APPLIED OPTOELECTRONICS, INC.

By: /s/ Chih-Hsiang (Thompson) Lin

Chih-Hsiang (Thompson) Lin, CEO of Applied Optoelectronics, Inc.

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